SMARTPROS, LTD.
                                12 SKYLINE DRIVE
                               HAWTHORNE NY 10532

                                                                   March 4, 2003

The Working Values Group, Ltd.
667 Boylston Street
4th Floor
Boston, MA 02116
Attention: David Gebler, President

David:

       This will set forth the agreement under which SmartPros, Ltd., ("Purchaser") will purchase, or obtain rights to use, substantially all of the business and assets owned or used by The Working Values Group, Ltd. ("Seller") in the conduct of its consulting business (the "Business"), other than certain cash and receivables as set forth below (the "Acquired Assets").

       1.     (a)    The Acquired Assets shall include, without limitation:

                     (i) all office equipment, computer equipment, signage, supplies, and furniture and fixtures;

                     (ii) all intellectual property and related assets, including, without limitation, software owned or licensed, programs, trademarks, tradenames, including its corporate name, manuals, product brochures, business methods and business procedures;

                     (iii)  customer  and  supplier  lists,   including  contact
                            information for all consultants used in the last two years;

                     (iv) all of Seller's rights under the "Assumed Contracts," as defined below, including all contracts wherein Seller has agreed to provide services or goods to any third party or under which any third party provides products or services, to Seller including the leases of equipment and offices in Sharon, Massachusetts, all described on Schedule 1, but no other leases, (the "Assumed Contracts") and

                     (v) all deposits or other cash received by Seller in connection with the Assumed Contracts, not excluded pursuant to paragraph (b) below.

              (b)    The Acquired Assets shall not include:

                     (i) cash, other than deposits, advances or other cash received in connection with work not yet completed under the Assumed Contracts and

                     (ii) accounts receivable for work completed by Seller prior to the closing.

       2. The Purchaser shall assume all liabilities and obligations of Seller under the Assumed Contracts arising from and after the closing of the transactions contemplated hereby (the "Closing"), provided that, with respect to the lease in Sharon, Massachusetts, it remains as set forth on Schedule 1.

       3. The fixed purchase price for the Acquired Assets, payable in cash on a date three weeks following the Closing to allow the parties to determine the closing adjustments, shall be $100,000. The fixed purchase price shall be adjusted as at the Closing for:

                     (i) rent, utilities and taxes, if any, with respect to the premises in Sharon, Massachusetts; and

                     (ii)   telephone service in Sharon, Massachusetts

       4. The contingent purchase price shall be an amount equal to 26.665% of the net profit (as defined below) of the Business (whether operated in a subsidiary or division of Purchaser) in excess of $10,000 in each of the two years commencing April 1, 2003, but in no event more than a maximum aggregate of $200,000 for such two years. For purposes hereof, net profit shall be gross sales, less all applicable direct costs (payroll and overhead, outside labor, at-cost interdivisional charges for labor, and costs of materials used for the jobs at standard cost) plus all costs applicable to running the Sharon MA office and the Working Values division (ie: auto expense travel and entertainment, etc.), plus, at standard cost inter-divisional charges for any other costs related to the Working Values division. The non-discretionary bonus based upon profits of the Business paid to David Gebler under his employment agreement with respect to the two years commencing April 1, 2003 shall not be treated as an expense. The first installment of the contingent purchase price, if any, shall be paid as soon as practicable after determining net profits of the Business for the year ending March 31, 2004 and the final installment, if any, shall be paid as soon as practicable after determining net profits of the Business for the year ending March 31, 2005.

       5. Seller and its Shareholder (who has signed this agreement at the foot hereof) represent and warrant that Seller at the date hereof and at the Closing (i) has duly authorized the transactions contemplated hereby; (ii) operates its business, in compliance with all material applicable laws, ordinances, rules or regulations, and that Seller has received no notice of violation of any of the foregoing; (iii) has obtained all necessary licenses and permits, which will be available to Purchaser upon the consummation of the transaction; (iv) has filed all required federal, state and local tax returns and that there is no material liability for past taxes; (v) has delivered to Purchaser unaudited financial statements for the years ended December 31, 2001 and 2002 which fairly present the results of operation and the financial position of Seller as at and for the periods therein presented in accordance with generally accepted accounting principles, consistently applied; (vi) Seller's net loss for 2002 does not exceed $65,000; and (vii) Seller has good and marketable title to the Acquired Assets, other than the Assumed Contracts, free and clear of all liens and encumbrances and (viii) Seller has the right to assign the Assumed Contracts to the Purchaser, subject to the receipt of consents with respect to those Assumed Contracts listed on Schedule 5, which consents Seller will use its best efforts to obtain prior to closing The representations and warranties contained herein shall survive the Closing.

       6. (a) The obligations of each party at Closing are subject to (i) the receipt of all third party consents required to transfer assets, assign leases or otherwise consummate the transactions, (ii) the performance by the other party of all obligations to be performed at or prior to Closing and (iii) the preparation by the parties of a mutually agreeable schedule allocating the purchase price among the Acquired Assets. Each party will use its best efforts to obtain all material third-party consents.

              (b) The obligations of Seller are also subject to the offer by Purchaser of an employment agreement by and between SmartPros and David Gebler in the form attached hereto as Exhibit A, and the execution of that agreement by Purchaser upon execution by Gebler.

              (c) The obligations of Purchaser are also subject to: (i) review of Seller's business and prospects confirming that there has been no material adverse change to Seller's business or business prospects; (ii) the execution by David Gebler of the Employment Agreement; (iii) a review of financial statements showing a net loss for 2002 of not more than $65,000; (iv) the payment by Seller of all compensation, fees, commissions and other amounts due to its employees for periods prior to the Closing including the cost of any applicable employee benefit plans and accrued sick leave and vacation pay; (v) Seller changing its corporate name to one which does not include the words "Working Values" (vi) compliance with bulk sales laws or other assurance that Purchaser has no liability for Seller's obligations other than those specifically assumed hereunder and (vii) the delivery by Seller of a Schedule of Receivables and a Schedule of Payables, at the Closing.

       7. The Closing shall be held on March 31, 2003, or on such earlier or later date as may be determined by Purchaser and Seller. Pending the Closing the business of Seller shall be operated only in the ordinary course and Seller shall make or enter into no extraordinary transactions nor dispose of any material assets, except as contemplated herein or take any other steps that are not in the ordinary course of business and consistent with past practices without the advance written approval of Purchaser.

       8. For no additional consideration and to induce Purchaser to consummate the transactions contemplated hereby, Seller agrees that for a period of two years following the Closing, it shall not directly or indirectly (i) recruit, solicit or otherwise induce or attempt to induce any employee of the Business hired by Purchaser to leave his or her employment or (ii) call upon, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any customer licensee, vendor, collaborator or corporate partner of the Business that had a business relationship with it. Further, Seller agrees that during such two-year period from the closing it will not, directly or indirectly, engage in competition with the Purchaser or any subsidiary, or own or control any interest in, or act as director, officer or employee of, or consultant to, any firm, corporation or institution directly engaged in competition with the Purchaser or any subsidiary; provided that Purchaser or one of its subsidiaries is actively engaged in such business at such time; and provided that the foregoing shall not prevent the Seller from holding shares as a passive investor in a publicly held company which do not constitute more than 5% of the outstanding shares of such company. Purchaser acknowledges that the Seller may be liquidated following the Closing and, in such event, the obligations of Seller under this Section 8 shall not become obligations of its sole shareholder, David Gebler, whose obligations regarding the subject matter of this Section 8 are contained in his employment agreement.

       9. Until Closing the Seller and Purchaser will make available to the other all information which may be reasonably requested in connection with the transactions. The parties acknowledge having previously executed a mutual non-disclosure agreement dated January 20, 2003.

       10. Until Closing Seller will not, directly or indirectly, solicit, initiate or engage in any discussions with any person (other than the Purchaser) relating to the sale of all or any part of the Business.

       11. Each of the parties shall be responsible for its own counsel, accounting and professional fees and expenses incurred in connection with this agreement and the transactions contemplated hereby.

       12. Each of Purchaser and Seller represent and warrant to the other that it has not engaged any broker or finder in connection with the transactions contemplated hereby pursuant to arrangements that will impose on the other or upon the assets being transferred hereunder any liability, fees or other compensation in connection with such transactions.

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


       13. Prior to the date hereof Purchaser has provided to Seller, and will continue to provide to Seller, certain leads as to potential business. Seller agrees that if the transactions contemplated hereby are not consummated that it will cease all business relations with those leads, other than activities required under pre-existing binding agreements. Seller agrees to provide Purchaser with drafts of all agreements contemplated with leads provided by Purchaser for its approval, which approval will not be unreasonably withheld.

       14. At its option Purchaser may purchase the Acquired Assets through a wholly-owned subsidiary. If a subsidiary is used, then all of its obligations are hereby guaranteed by Purchaser.

                                    SmartPros, Ltd.

                                    by:          /s/  Allen S. Greene
                                        ----------------------------------------
                                        Allen S. Greene, Chief Executive Officer

Accepted and agreed to
this 4th day of March, 2003


The Working Values Group, Inc.

by:          /s/ David Gebler
   -----------------------------------
         David Gebler, President

                               SHAREHOLDER CONSENT

       The undersigned, being the holder of all of Seller's outstanding shares, hereby consent to the transaction with Purchaser provided for herein, and joins in the representations.

                                                          /s/  David Gebler
                                                        ---------------------
                                                            David Gebler



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